Exhibit 99.1

Erasca Announces $45 Million Oversubscribed Private Placement Financing

Funding from new and existing investors extends anticipated cash runway into H2 2026

SAN DIEGO, March 27, 2024 (GLOBE NEWSWIRE) — Erasca, Inc. (Nasdaq: ERAS) (“Erasca”), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today announced that it has entered into a securities purchase agreement with a select group of institutional accredited investors to sell 21,844,660 shares of its common stock in an oversubscribed private placement at a price of $2.06 per share.

Erasca anticipates the gross proceeds from the private placement will be approximately $45 million, before deducting placement agent fees and other offering expenses. The private placement is expected to close on or about April 2, 2024, subject to customary closing conditions.

The private placement was led by a high quality group of new and existing healthcare focused investors.

BofA Securities is acting as sole placement agent to Erasca in connection with the private placement.

“Erasca continues to make strong progress across our pipeline of potential first-in-class and best-in-class programs, highlighted by investor enthusiasm for our recent pooled analysis of data from the Phase 1b and Phase 2 trials for naporafenib plus trametinib demonstrating 13 to 14 months of median overall survival in patients with NRAS-mutant melanoma treated post-immunotherapy,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “This financing allows us to bring in additional high quality healthcare focused investors and extend runway from the first half of 2026 to the second half of 2026, setting us up nicely to provide a number of key clinical data readouts in 2024 and beyond.”

Erasca intends to use the net proceeds from the proposed financing to fund the research and development of its product candidates and other development programs and for working capital and other general corporate purposes. The proceeds from this financing, combined with Erasca’s existing cash, cash equivalents, and marketable securities, are expected to fund its current operations into the second half of 2026.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Erasca has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement no later than the 45th day after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Erasca

At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled one of the deepest RAS/MAPK pathway-focused pipelines in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements

Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the timing, size and expectation of the closing of the private placement; and expectations regarding market conditions, the satisfaction of customary closing conditions related to the private placement and the anticipated use of proceeds therefrom; and the Company’s expectation that its current cash, cash equivalents, and marketable securities will fund our operations into the second half of 2026. Such forward-looking statements involve substantial risks and uncertainties that could cause our actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties including, without limitation: the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed financing; the ability to fund the Company’s operating plans with its cash, cash equivalents, and marketable securities, including the anticipated proceeds from the private placement; and other risks described in our prior filings with the SEC, including under the heading “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

Source: Erasca, Inc.